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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

(HEI, INC. LOGO)
6385 Old Shady Oak Road
Eden Prairie, Minnesota 55344 USA
952-443-2500

CONTACTS:                                                  FOR IMMEDIATE RELEASE
         Mack Traynor III, CEO and President
         Steve E. Tondera, CFO

                 HEI, INC. BOARD APPOINTS LEISZ AS CHAIRMAN AND
                          TRAYNOR AS CEO AND PRESIDENT

Minneapolis, MN - March 19, 2003 - HEI, Inc. (Nasdaq: HEII) today announced that effective today Dennis J. Leisz has been appointed as Chairman of the Board and Mack Traynor III has been appointed as Chief Executive Officer and President. Mr. Leisz and Mr. Traynor replace Anthony Fant, who resigned from the positions of Chairman of the Board, Chief Executive Officer and President. Mr. Fant remains a member of the Board.

Mr. Leisz has served as a director of the Company since 2002. Mr. Leisz is currently the President, Chief Executive Officer and Treasurer of Wavecrest Corporation, a corporation that manufactures test and measurement instruments for the design and production test of semi-conductor, optical components and systems.

Mr. Traynor has served as a director of the Company since 1998. Mr. Traynor has served as President and Chief Executive Officer for a number of companies, including Manitou Investments, an investment and business management firm, and Supreme Companies, Inc., a landscape and grounds maintenance company.

HEI is seeking a permanent Chief Executive Officer and President. It is anticipated that Mr. Traynor will serve as Chief Executive Officer and President until such permanent replacement can be found.

Mr. Traynor commented that "on behalf of the entire Board, I wish Anthony well in his future endeavors."

ABOUT HEI, INC.:

HEI, Inc. specializes in the design and manufacture of high performance, ultra miniature microelectronic devices and high-technology products incorporating those devices. HEI contributes to its customers' competitiveness in the hearing, medical, communications, wireless and contact smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.

FORWARD-LOOKING STATEMENTS:

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the future leadership of HEI, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to recruit and retain leadership, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.